Exhibit 10.26

[English Summary]

State-Owned Land Use Rights Agreement

Party A: Yongtai County Municipal Bureau of Land and Resources
Party B: Yida (Fujian) Tourism Group Co., Ltd.

Land Area:
130,513 square meters located in Changkeng, Duishan and Qitou, etc. villages in Xianglu town

Purpose of the Land:
3.6692 hectare for scenic views and facilities; 2.4954 hectare for hotels and restaurants; 6.8867 hectare for entertainment and sports

Term:
Party A agrees to deliver the land use right to Party B by October 19, 2010, for a total of 12,805,000 RMB, for a period of 40 years.

Party B agrees to commence the project under this Agreement before August 4, 2011 and complete it before August 4, 2013.

Jurisdiction:
Laws of China

Dispute:
If there is any dispute between the parties, either party can resolve the dispute by the courts.

Date of the Agreement:
August 9, 2010